                            SCHEDULE 13D
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CUSIP No. 89464M 20 2                               Page 9 of 11 Pages
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                                                         EXHIBIT 7(d)

                     TREAT INTERNATIONAL ENTERPRISES, INC.
                         MEMORANDUM OF UNDERSTANDING
                          RBCC, PAUL GIBSON AND TIEI

The parties to the agreement are RBCC and Paul Gibson, as shareholder representing his family's shareholder interest and in his personal capacity (the "Gibson interests") in TIEI, and TIEI ("the company"). This agreement is intended to document the agreement between the parties wherein either RBCC will provide funding to the company which would allow the company to repurchase the Gibson interests, or an investor group will provide funding to the company that would allow the company to repurchase the investment position of RBC and RBCC, collectively (the "RBCC interests"). At the present time the various interest are understood to include and be limited to:

GIBSON INTERESTS

i.   6,200,000 (ACTUAL NUMBER TO BE PROVIDED) common shares of TIEI;

ii. Severance in the amount of approximately $400,000 (ACTUAL AMOUNT TO BE CONFIRMED);

iii. Senior loan - participation in the term loan held by 3193853 Canada Inc.
     - of $120,000 (ACTUAL AMOUNT TO BE CONFIRMED);

iv.  Shareholder advances in the amount of $80,000 (ACTUAL AMOUNT TO BE
     CONFIRMED).

RBCC INTERESTS

i.   7,207,760 common shares;

ii. 5,409,825 Series A preferred shares with a face value of $3,732,779 and cumulative, but undeclared dividends in the approximate amount of $500,000 (5.5% cumulative dividend) as at December 31, 1996;

iii. a subordinated debenture with a principal face value of $1,129,562, with accrued interest of approximately $78,000 at December 31, 1996, accruing at a rate of 8% per month.

DEAL PROPOSALS

Each of RBCC and Gibson have agreed upon a price, and basic terms, for which they would be prepared to either: (i) buy out the Gibson interests or the RBCC interests respectively; or, (ii) sell the RBCC interests or Gibson interests respectively. The respective prices, and basic terms, are as follow:

                           SCHEDULE 13D

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CUSIP No. 89464M 20 2                               Page 10 of 11 Pages
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GIBSON PRICE AND TERMS
The total price for the Gibson interests is $2,600,000 (subject to adjustment up or down re independent confirmation of amounts as noted above). The price is to be satisfied by: (i) a payment, by certified cheque, in the amount of $1,500,000 at closing; and, (ii) the take back of a debenture in the amount of $1,100,000 (subject to adjustment up or down for reasons noted above), such debenture which would rank ahead of the existing RBCC debenture. The debenture would have a 3 year term with interest payable monthly in arrears calculated at a rate of RBC Prime.

RBCC PRICE AND TERMS
The total price for the RBCC interests is $3,800,000. The price is to be satisfied by a payment, by certified cheque, in the amount of $3,800,000 at closing.

SUMMARY TERMS AND CONDITIONS OF THE BUY/SELL PROCESS

1. The Buy/Sell agreement will be in force for 90 days from the date of signing.
2. At the time of signing each of RBCC and Gibson will deposit the RBCC interests and the Gibson interests respectively into escrow with a mutually acceptable legal counsel. All appropriate transfer documents will be executed and deposited with the escrow agent at the same time.
3. During the 90 day period the company will make itself and management available for due diligence. It is anticipated that due diligence examinations may be carried out by any investor groups working with Gibson or by RBCC or any parties working with RBCC. 48 hours notice, as well as a summary due diligence list, must be provided to the company prior to any on-site visits.
4. All contracts between TIEI and RBCC or Gibson and their respective affiliates will be fully disclosed to any investor.
5. The company will also take steps to ensure that professional advisors (lawyers, auditors) may be contacted for due diligence purposes.
6. Each of Gibson, TIEI, and RBCC will pay their own legal counsel. Gibson and TIEI may not use the same legal counsel/firm. The selling party will pay the costs of Orenstein & Partners re the mediation process.
     Orenstein will be asked to provide an estimate of this cost.
7. The first part to deliver an offer and certified cheque pursuant to the Gibson Price and Terms or RBCC Price and Terms to the escrow agent will have the right and obligation to acquire the other party's position. Any cheque should be made out to the TIEI and be held by the escrow agent pending finalization of documentation and regulatory approvals, if any.
8. The parties agree that at all times they will cooperate to conclude an agreement and closing as quickly as possible.

                            SCHEDULE 13D
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CUSIP No. 89464M 202                                Page 11 of 11 Pages
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9.   Upon the closing of either transaction, the parties will provide mutual releases.

ACCEPTED AND AGREED TO:

By: Treats International Enterprises, Inc.     Royal Bank Capital Corporation


/s/ Paul Gibson                                /s/ Jacques Sayegh
------------------------------------------     -------------------------------
Paul Gibson                                    Jacques Sayegh
President and C.E.O.                           President



By: Paul Gibson



/s/ Paul Gibson
----------------------------------------